Exhibit 10.6

Date May 26, 2017

Dear Christopher,

We're delighted to extend this offer of employment for the position of Vice President Products with Kubient, Inc. Please review this summary of terms and conditions for your anticipated employment with us.

If you accept this offer, your start date will be May 26, 2017 ("Start Date") or another mutually agreed upon date and you would report to Mr. Paul Roberts.

Please find below the terms and conditions of your employment, should you accept this offer letter:

Position. This is a full-time position. While you are employed at this Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Compensation. The Company will pay you a starting salary at the rate of $94,000, gross annual salary per year, payable in accordance with the Company's standard payroll schedule.

Stock Option. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option (the "Option") to purchase 35000 shares of the Company's Common Stock with an exercise price equal to the lair market value on the date of the grant. The Option shares will vest at the rate of 1/4th of the total number of shares on the first anniversary of your employment start date and 1/48th of the total number of shares each month thereafter. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's planned 2017 Equity Incentive Plan (the "Plan") and the Stock Option Agreement between you and the Company.

Hours. This is a full-time position requiring approximately 40 hours per week.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy.

The Company offers a comprehensive employee benefits program (which we reserve the right to change from time to time), including

•        Participation with Oxford Health Insurance

•        Unlimited paid time off

•        Participation in company 401K program

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Your salary will terminate on the last day of your employment. You agree to perform your responsibilities in a professional manner in accordance with the Company's policies and procedures as in effect from time to time.

Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your Start Date, or our employment relationship with you may be terminated.

Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company's verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process.

Confidentiality and Proprietary Information and Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company's standard Confidentiality and Proprietary Information and Inventions Agreement.

Privacy. You are required to observe and uphold all of the Company's privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to and dissemination of employee personal information will be in accordance with privacy legislation.

Tax Matters.

Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation. including any grants under the Plan from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, officers or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. You and the Company irrevocably agree that any disputes or claims between us will first be subject to mediation by a mutually agreeable party. If mediation is not successful, any dispute will be resolved in a Federal or State Court located in New York City, New York and each of us waive a trial by jury.

Counterparts. This agreement may be signed in counterparts.

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement on or before May 26, 2017.

Sincerely,

Paul Roberts

Signatures:

/s/ Paul Roberts
Mr. Paul Roberts, Chief Executive Officer, Kubient, Inc.
Date May 26, 2017

/s/ Christopher Francia
Applicant (sign)

Christopher Francia
Applicant (Print)

Date May 26, 2017

Address: 10 Wright Pl. APT 2B, Scarsdale, NY 10583

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